Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Bob Kleiber	Gerri Dyrek
Vice President, Investor Relations	Director, Public Relations
Digital River, Inc.	Digital River, Inc.
952-540-3024	952-253-8396
bkleiber@digitalriver.com	publicrelations@digitalriver.com
Digital River, Inc. Raises First Quarter Revenue and
Non-GAAP Earnings Guidance
Minneapolis, MN — March 21, 2006 — Digital River, Inc. (NASDAQ: DRIV), a global leader in e-commerce outsourcing, today announced updated guidance for its first quarter ending March 31, 2006. The Company now expects:
•	Revenue of $77 million compared to previous guidance of $70 million.

•	Non-GAAP earnings of $0.48 per share compared to previous guidance of $0.40 per share. The non-GAAP results exclude amortization of purchased intangibles and stock-based compensation expense, are taxed at a 34% rate, and include the impact of the shares resulting from conversion of the Company’s contingent convertible notes.
The Company is not providing a reconciliation to GAAP earnings per share, as the non-GAAP adjustments cannot be quantified without unreasonable effort at this time. The Company expects to provide updated full-year 2006 guidance when it releases its first quarter results in late April.
About Digital River, Inc.
Digital River, Inc., a global leader in e-commerce outsourcing, builds and manages online businesses for more than 40,000 software publishers, manufacturers, distributors and online retailers. Its multi-channel e-commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running an e-commerce operation. The Company’s comprehensive platform offers site development and hosting, order management, fraud prevention, export controls, tax management, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.

Founded in 1994, Digital River is headquartered in Minneapolis with offices in major U.S. cities as well as Cologne, Germany; London, England; Taipei, Taiwan; and Tokyo, Japan. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.
Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the Company’s anticipated future growth and future financial performance as well as statements containing the words “anticipates” or “expects,” and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others: the Company’s limited operating history and variability of operating results; competition in the e-commerce market; challenges associated with international expansion, and other risk factors referenced in the Company’s public filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005.The forward-looking statements regarding first quarter 2006 reflect Digital River’s expectations as of March 20, 2006.